UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2016

APPLE HOSPITALITY REIT, INC.
(Exact name of registrant as specified in its charter)

Virginia	001-37389	26-1379210
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

814 East Main Street Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Apple Hospitality REIT, Inc. (the “Company”) is filing this report in accordance with Items 2.01, 7.01, 8.01 and 9.01 of Form 8-K.

Item 2.01          Completion of Acquisition or Disposition of Assets.

On September 1, 2016, the previously announced merger of Apple REIT Ten, Inc. (“Apple Ten”) into 34 Consolidated, Inc. (“Acquisition Sub”), a Virginia corporation and wholly owned subsidiary of the Company (the “Merger”), became effective pursuant to the Agreement and Plan of Merger, dated as of April 13, 2016 (as amended on July 13, 2016, the “Merger Agreement”), among the Company, Apple Ten and Acquisition Sub. Acquisition Sub survived the Merger as a wholly owned subsidiary of the Company. As a result of the Merger, the Company acquired the business of Apple Ten, a real estate investment trust, which immediately prior to the effective time of the Merger, owned 56 hotels located in 17 states with an aggregate of 7,209 rooms.

As a result of the Merger, each issued and outstanding unit (consisting of a common share and related Series A preferred share) of Apple Ten (other than those with respect to which statutory dissenters’ rights of appraisal have been properly exercised, perfected and not subsequently withdrawn under Virginia law) was converted into the right to receive (i) 0.522 (the “Exchange Ratio”) common shares of the Company (the “Company Common Shares”), with cash in lieu of fractional shares, and (ii) $1.00 in cash.  Further, each issued and outstanding Series B convertible preferred share of Apple Ten was converted into the right to receive (i) a number of Company Common Shares equal to 12.11423 multiplied by the Exchange Ratio, with cash in lieu of fractional shares, and (ii) an amount in cash equal to 12.11423 multiplied by $1.00. Each Apple Ten option outstanding immediately prior to the effective time of the Merger was assumed by the Company subject to the same terms and conditions (including vesting) as were applicable prior to the Merger in accordance with the terms of the Merger Agreement.

The Company issued approximately 48.7 million Company Common Shares as consideration in the Merger. Based on the closing price of the Company Common Shares on August 31, 2016, as reported on the New York Stock Exchange, the aggregate value of the merger consideration paid or payable to former holders of Apple Ten units and Series B convertible preferred shares was approximately $1.0 billion.

Prior to the Merger, the Company and Apple Ten had one overlapping director and overlapping executive officers.  Glade M. Knight is the Executive Chairman of the Company and was the Chairman and Chief Executive Officer of Apple Ten, Justin G. Knight is the President and Chief Executive Officer of the Company and was President of Apple Ten, David P. Buckley is the Executive Vice President and Chief Legal Counsel of the Company and held the same position with Apple Ten, Kristian M. Gathright is Executive Vice President and Chief Operating Officer of the Company and held the same position with Apple Ten, and Bryan F. Peery is Executive Vice President and Chief Financial Officer of the Company and held the same position with Apple Ten.

A copy of the Merger Agreement and First Amendment to the Merger Agreement have been previously filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 14, 2016 and Exhibit 2.1 of the Company’s Current Report on Form 8-K with the SEC on July 13, 2016, respectively, and are incorporated by reference herein. The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the full text of the Merger Agreement.

Item 7.01          Regulation FD Disclosure

On September 1, 2016, the Company announced that it was updating its operational and financial outlook for 2016 to reflect the acquisition of Apple Ten. A copy of the press release is attached hereto as Exhibit 99.1.  The information in the press release under the heading “2016 Outlook” in Exhibit 99.1 is incorporated into this Item 7.01 disclosure by reference. This information is furnished to comply with Regulation FD.  The information contained in this Item 7.01, including the information provided under the heading “2016 Outlook” in Exhibit 99.1, shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in this Item 7.01, including the information provided under the heading “2016 Outlook” in Exhibit 99.1, shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filings.

Item 8.01          Other Events.

On September 1, 2016, the Company issued a press release, attached hereto as Exhibit 99.1 announcing the closing of the Merger.  The information in the press release provided in Exhibit 99.1, other than the information provided under the heading “2016 Outlook”, is incorporated from the press release into this Item 8.01 by reference.

Item 9.01          Financial Statements and Exhibits.

 (a) Financial Statements of business acquired.

The financial statements required by this Item will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b) Pro forma financial information.

The pro forma financial information required by this Item will be filed by amendment to this Current Report on Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d) Exhibits

2.1
Agreement and Plan of Merger, dated as of April 13, 2016, among Apple REIT Ten, Inc., Apple Hospitality REIT, Inc. and 34 Consolidated, Inc. (Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (SEC File No. 001-37389) filed April 14, 2016)

2.2
First Amendment to Agreement and Plan of Merger, dated as of July 13, 2016, among Apple REIT Ten, Inc., Apple Hospitality REIT, Inc. and 34 Consolidated, Inc. (Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (SEC File No. 001-37389) filed July 13, 2016)

99.1	Press Release dated September 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple Hospitality REIT, Inc.

By:	/s/ Justin G. Knight
Justin G. Knight President and Chief Executive Officer

September 1, 2016